Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of ConocoPhillips for the registration of 304,181,387 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2020, except as it relates to the effects of the change in segments described in Note 25, as to which the date is November 16, 2020, with respect to the consolidated financial statements (including condensed consolidating financial information and financial statement schedule) of ConocoPhillips, and our report dated February 18, 2020, with respect to the effectiveness of internal control over financial reporting of ConocoPhillips, included in ConocoPhillips’ Current Report on Form 8-K dated November 16, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 18, 2020